MAMAMANCINI’S INC.

PRO FORMA BALANCE SHEET

September 30, 2012

(Unaudited)

	As Reported		Pro Forma
	MamaMancini’s Inc.	Mascot Properties, Inc.
	9/30/2012	9/30/2012	Adjustments		Combined

ASSETS

CURRENT ASSETS:
Cash	$1,249,528	$1,550	$1,600,000	2	$2,851,078
Accounts receivable, net	427,997	-	-		427,997
Inventories	143,496	-	-
Prepaid expenses and other current assets	18,029	-	-
Deposit - related party	233,918	-	-		233,918

Total Current Assets	2,072,968	1,550	1,600,000		3,674,518

Property and equipment, net	20,711	-	-		20,711

Total Assets	$2,093,679	$1,550	$1,600,000		$3,695,229

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	220,481	3,210	-		223,691
Note payable - related party	-	46,725	(46,725	) 3	-
Line of credit	200,000	-	-		200,000

Total Current Liabilities	420,481	49,935	(46,725)		423,691

STOCKHOLDERS’ EQUITY:
Common stock	18,454	1,042	1,358	1,2	20,854
Additional paid-in capital	4,326,930	59,678	1,536,262	1,2,3	5,922,870
Accumulated deficit	(2,672,186)	(109,105)	109,105	1	(2,672,186)

Total Stockholders’ Equity	1,673,198	(48,385)	1,646,725		3,271,538

Total Liabilities and Stockholders’ Equity	$2,093,679	$1,550	$1,600,000		$3,695,229

1	On January 24, 2013, the Company entered into a plan of Merger with Mascot Properties, Inc. The Company exchanged 20,054,000 shares for 20,054,000 shares of the public entity. In addition, certain shareholders of Mascot Properties, Inc. cancelled 103,408,000 shares of common stock.

2	The Company issued 1,600,000 common shares for cash proceeds of $1,600,000 ($1.00/share) subsequent September 30, 2012.

3	On January 24, 2013, the related party forgave the related party payable inconsideration for the transaction.